                                                                 Exhibit 10.14

December 12, 1997

Mr. Karl Thompson
paradise Bakery & Cafe
1610 Arden Way (Suite 145)
Sacramento, California 95815

Subject: Agreement between Host International, Inc. ("Host") and Java Centrale, Inc. ("Licensor")

Dear Karl:

This letter, when executed on behalf of Licensor will constitute the agreement (the "Letter Agreement") with Host as of the date above. Assuming that the terms are agreeable, please execute both originals and return one original to me.

Background. Licensor has the right and authority to license the use of the trade name, trademarks and system of the concept listed at Exhibit A (referred to herein as the "Concept" or "Paradise Bakery"), and the other licensed marks of Licensor, service marks, copyrights, interior and exterior designs and specifications ("Marks"). Host is in the business of conducting food and beverage and merchandise concessions at domestic and international airports, tollroads, malls (but only those instances when a mall owner or developer is seeking either a master concessionaire for operation of a food court, or a master concessionaire for another multiple concept area in such mall), stadiums & arenas, and other off-airport locations )the "Locations"). The parties desire to enter into this Letter Agreement for the purpose of creating a binding obligation on each party with respect to future development opportunities for the Concept.

     1. FORM AGREEMENT. Host and Licensor will consider development of licensed sites for the Concept in Host's Locations, including but not limited to domestic and international airport concessions ("Airport Locations"), tollroad concessions ("Tollroad Locations"), malls ("Mall Locations"). Within the next sixty (60) days the parties will agree upon a form of license or franchise agreement for each Location (the "Form Agreement") to document the agreement of the parties for each Location developed during the term of this Letter Agreement. Host may, in its sole discretion, designate an affiliate of Host to hold or be transferred the site-specific Form Agreement, so that the entity which operates the Concept at the Location will be the same entity which holds the rights to concession space under the ground lease or master concession agreement for the Location. By way of example, host and Licensor acknowledge that the Form Agreement for mall Locations would ordinarily be entered into in the name of Host Marriott Services USA, Inc., while Host Marriott Tollroads, Inc. may be the entity which holds or is transferred the rights to operate a Paradise Bakery facility at certain Tollroad Locations.


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                                                                 Exhibit 10.14


     2. INCLUSION IN PORTFOLIO; RENEWAL RIGHTS; EXCLUSIVITY. The parties hereby agree and acknowledge that the following shall apply to Host and Licensor regarding the Concept (or other later version of the Concept) and the parties' relationship for all Locations (except that Mall Locations are subject to the additional provisions of Subsection 2(c) below):


               a. New Locations. New Locations (i.e. those where Licensor has not previously granted Host a Form Agreement) are governed by this Subsection 2(a). For terms applicable to Locations where Licensor has granted Host a Form Agreement, see Subsection 2(b).

                    i. Consideration for this Letter Agreement. Licensor recognizes that Host is a developer of real estate at Locations pursuant to master concession agreements which frequently provide Host the exclusive right to offer for sale food and beverages. The Licensor and Host now desire that some of the available square footage at one or more of the Locations be operated by Host, subleased by Host to an entity authorized to operate the Concept at the Locations(s). Host has agreed to include Licensor in its portfolio of available brands for development of the Concept at its Locations, in return for this Letter Agreement, which provides certain assurances to Host, in the form of a legally binding commitment from the Licensor and its affiliates as provided in this Section 2.

                    ii. Right to First Offer. The Locations include but are not limited to Airport Locations which are typically put out to bid or for a request for proposals ("RFP") by the City, County or other entity controlling the Airport; Tollroad Locations which are typically put out to bid or RFP by an agency of the applicable state; or mall Locations which seek a master concessionaire for operation of multiple locations in the mall food court or other areas subject to a master concession agreement (collectively a "Mall Location master Concessionaire"). Host is willing to open these opportunities to Licensor for consideration on a case-by-case evaluation of opportunities by Host, in consideration of which Licensor agrees:

                              A.  If there is a bid or RFP pending at a
                              location, Licensor agrees that it shall not directly or indirectly permit the Concept to be included in the proposal of any other entity than host, unless Host has failed to notify the Licensor that the Concept has been included in such bid or RFP. Host's deadline for notice is the lesser of two (2) months prior to the submission date, or a date which is one-half the number of days between the public release of the request for proposals and the bid/RFP submission date (the Deadline").

                                                                 Exhibit 10.14

                              If Host fails to provide such notice by the deadline, Licensor is free to submit a bid or proposal in response to the RFP.

                              B. Rejection by the Licensor. If Host provides notice to the Licensor that the Concept will be included in Host's proposal, the Licensor will have five (5) days to reject Host's notice. In the event that Licensor has declined the option to have the Concept included in Host's bid or proposal, Licensor will not pursue such Location with another party or on its own, or otherwise permit the Concept in any other bid or proposal for concessions at such Location.

                              C. Acceptance of Option. If Licensor accepts the option to become part of the bid or proposal for a Location by Host or its affiliates, host shall promptly notify Licensor of whether or not the proposal was awarded to host. If the bid or proposal was not awarded to host, Licensor shall not thereafter, directly or indirectly, enter into an agreement, or otherwise permit, the use of the Licensor's marks at the Location or Locations which were the subject of the bid or proposal.

                              D.  Bids and Proposals for which Host is
                              Ineligible. The Licensor recognizes that the entities announcing an opportunity at one of the Locations (i.e. at a commercial airport or Tollroad in North America, or at a proposal for a Mall Location operated by mall Master Concessionaire) may announce opportunities for which Host is ineligible. For example, an airport authority may release an RFP which has a master concessionaire component and a component which has been set aside for minority business enterprises ("MBE's"), or it may release two or more separate RFPs. Licensor hereby agrees that (unless Host has previously indicated that Licensor's Concept will not be in Host's proposal) is will cause irreparable harm to Host for Licensor to be a part of a proposal other than Host's for a Location, and it will reduce Host's likelihood of winning the award of such RFP to have the Concept in multiple bids/proposals.

                              E. Opportunities Not Awarded in a Bid or Proposal Process. If Licensor has an opportunity to develop a Concept at a Location where host (and its affiliates) have no Form Agreement, and if such opportunity is not offered pursuant by public bid or award process, Licensor shall

                                                                 Exhibit 10.14

                              notify Host of the opportunity and shall offer Host a right of first refusal to act as Licensor's licensee/franchisee for such Location. Host shall have thirty (30) days following receipt of all relevant information regarding such potential site, to accept or reject development of such site under the same terms and conditions as the Form Agreement. If, after Host declines such opportunity, Licensor desires to grant a license/franchise to a party other that Host or its affiliates under terms more favorable than those in the Form Agreement, Licensor shall first offer such improved terms to Host, and Host shall have thirty (30) days to accept or reject such Location. Notwithstanding the foregoing, Host agrees that this paragraph does not apply to all malls; it applies only to those instances when a mall owner or developer is seeking either a master concessionaire for operation of a food court, or a master concessionaire for another multiple concept area in such mall.

               b. Locations Where Host (or one of its affiliates or subcontractors) has a Form Agreement from Licensor. Each of the Form Agreements will include: a provision allowing host (or the affiliate or subcontractor of Host) to extend the term of the license/franchise agreement for any renewal or extension of the underlying concession agreement; and a provision allowing Host a radius restriction precluding a Licensor form authorizing use of the Marks by a party other than Host within the Location.

               c. Additional Mall Provisions. With regard to Mall Locations, in addition to other restrictions contained herein, the parties agree that if Licensor becomes aware of an opportunity for a master lease to develop food and beverage facilities for a food court or similar multi-concept areas, Licensor shall notify Host of such opportunity pursuant to the notice provision of this Agreement. Licensor continues to have the right to operate a Paradise Bakery restaurant in a mall, so long as the site is not then being developed or leased by a master concessionaire/master lessee of a mall food court/mall. In malls where there is a master concessionaire/master lessee of a mall food court/mall, Host shall have the same limited exclusivity for Paradise Bakery as it has in Airport Locations or Tollroad Locations pursuant to this subsection 2(b), above, subject to any territorial rights granted by Licensor prior to the effective date of this Agreement, as set forth in a letter provided to Host at the time of execution of this Letter Agreement.

     3. TERM. The term of the Letter Agreement shall commence effective as of the date first above written and shall terminate December 31, 2002; except that Host shall have the option to extend this Letter Agreement for three (3) additional terms of


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                                                                 Exhibit 10.14

          five (5) years each upon written notice not less than thirty (30) days prior to the expiration of the then-current term. The Form Agreements shall continue in full force and effect for their individual terms, notwithstanding any termination of this Letter Agreement.

     4. OTHER TERMS. Notwithstanding any other provision of this Letter Agreement, or any provision of the For Agreement, the parties agree that:

               a. Host and its subsidiaries and affiliates are experienced Hosts of food and beverage concessions, and Host is the holder of numerous competing licenses (e.g., for pizza, Host operates both Pizza Hut and Sbarro concepts). Licensor acknowledges and agrees that Host shall not be prohibited from developing its own concept, operating other such concepts, or granting others the right to operate competing concepts.

               b. At Host's option. Host may designate a minority business enterprise ("MBE") to operate a Location, and in such event, Licensor shall, subject to compliance with applicable law and the conditions described below, take all steps necessary to assure that such MBE is provided a Paradise Bakery Form Agreement, as attached hereto. In the alternative, Host may assign any such Form Agreement, subject to compliance with applicable law and the conditions described below, to any of Host's MBE to Licensor and Licensor shall have the opportunity to perform Licensor's normal approval and due diligence investigation with regard to such MBE, in accordance with Licensor's standard policies and practices. Licensor shall not be required to enter into the Form Agreement with a proposed MBE unless the MBE meets Licensor's then-current criteria for new owners of Paradise Bakery restaurants, as determined by Licensor in its discretion. Notwithstanding the foregoing, Host may assign or transfer any Form Agreement to joint venture or other entity, such as a joint venture with a DBE, so long as Host retains at least fifty and one-tenth percent (50.1%) ownership of assignee or transferee.

               c. There shall be no press releases without the mutual written agreement of the parties.

               d. Notices issued hereunder shall be by certified or registered mail, return receipt requested, to the addresses first listed above. Notices sent in accordance with this Section shall be deemed effective on the date of dispatch, and an affidavit of mailing or dispatch, executed under penalty of perjury, shall be deemed presumptive evidence of the date of dispatch.

               e. The parties agree that the interpretation of this Agreement and the rights and liabilities of the parties hereto shall be governed by the laws of the state of Delaware. The prevailing party in any litigation, arbitration or other


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                                                                 Exhibit 10.14

               proceedings shall be ensiled to payment of its reasonable costs, including attorney's fees.

               f. The rights and remedies of either party hereunder shall not be mutually exclusive (i.e., the exercise of one or more of the provisions hereof shall not preclude the exercise of any other provisions hereof). Each party confirms that damages at law will be an inadequate remedy for a breach or threatened breach of any provision hereof, the respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other equitable remedy, but nothing herein contained is intended to, nor shall it, limit or affect any rights of law or by stature or otherwise of any party aggrieved as against the other for a breach or threatened breach of any provision hereof, it being the intent of the parties that the respective rights and obligations of the parties be enforceable in equity as well as at law.

     5. ENTIRE AGREEMENT. This Letter Agreement and the Addendum to this Letter Agreement, the Existing License Agreement, and the Form Agreement (with form addendum) attached hereto, constitute the entire agreement between the parties, superseding any other written and oral agreements between the parties. If any article, section, provision, term or condition of the Agreement is held to be invalid by a court of competent jurisdiction, such article, section, provision term or condition shall be reformed to the extent necessary to be held valid, and the parties agree that the remainder of this Agreement shall not be affected thereby.

     Assuming that you agree with the terms of this Letter Agreement, please have both originals executed and returned to the following notice address for Host:
               Host International, Inc.
               Third Floor, Mail Stop 17
               6600 Rockledge Road
               Bethesda, Maryland 20817
                    Attn:   Vice President and
                            Chief Counsel, Development/Brands
                            Dept. 72/928.83

Sincerely,



James A. Boragno
Senior Vice President
Concept Portfolio


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                                                                 Exhibit 10.14

THE FORGOING TERMS OF THIS LETTER AGREEMENT, AND THE ATTACHED FORM AGREEMENT ARE HEREBY AGREED TO, AS OF THE DATE FIRST ABOVE WRITTEN, BY:

                              JAVA CENTRALE, INC.

Attest: /s/ Jeffery Dudley              By: /s/ Bradley B. Landin
        ----------------------              ------------------------

                                        Title: Vice President
                                               ---------------------


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                                                                 Exhibit 10.14

                                      EXHIBIT A

                            The Trade Name and Trademarks







          Under the Franchise Agreement, Paradise authorizes you to operate a Bakery & Cafe utilizing the mark "Paradise Bakery & Cafe" and such other trade names, service marks and trademarks designated for use by you as are now designated and may be designated and/or changed in the future by Paradise. You may only use the marks of Paradise as instructed by paradise. The marks under the Franchise Agreement may be changed, deleted, or replaced.

          United States Patent Office Trademark Registrations. No "Paradise Bakery & Cafe" marks have been registered as of the date of this Offering Circular. The following marks of Paradise have been registered with the United States Patent and Trademark office, all required affidavits have been filed as of the date of this offering circular.

          1. The mark "Paradise Bakery" registration number 1,466,754, issued November 24, 1987 on the principal register for restaurant services and food carry out services in Class 42. It is not yet subject to renewal.
          2. The mark "Paradise Bakery" registration number 1,543,798, issued June 13, 1989 on the principal register for carbonated drinks for consumption and off the premises in Class 32. It is not yet subject to renewal.
          3. The mark "Paradise Bakery Unique Quality" and design, registration number 1,482,003, issued March 22, 1988 on the principal register for restaurant services and food carry out services in Class 42. It is not yet subject to renewal.
          4. The mark "Paradise Bakery & Cafe" registration number 1,971,471, issued April 30, 1996 on the principal register for restaurant services, retail bakery store services, and food carry out services in Class 42. It is not yet subject to renewal.

          Trademark Filings. Paradise has filed for the following additional marks:

          1. The mark "Paradise Bakery Unique Quality" and design, serial number 74/692634, filed 06/23/95, for restaurant services, retail bakery store services, and food carry out services in Class 42. This mark has been approved for publication.